EXHIBIT 99.2


Pro Forma Condensed Combined Financial Information for Standard Microsystems Corporation and Subsidiaries (SMSC) and OASIS SiliconSystems Holding AG (OASIS)


Index - Unaudited Pro Forma Condensed Combined Financial Information
--------------------------------------------------------------------

Basis of Presentation

Unaudited Pro Forma Condensed Combined Balance Sheet as of February 28, 2005

Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended February 28, 2005

Notes to Unaudited Pro Forma Condensed Combined Financial Information



Basis of Presentation

The unaudited pro forma condensed combined financial information is based on the assumptions set forth in the notes to such information. The unaudited pro forma adjustments made in the compilation of the unaudited pro forma financial information are based upon available information and assumptions that the Company considers to be reasonable, and have been made solely for purposes of developing such unaudited pro forma financial information for illustrative purposes in compliance with the disclosure requirements of the Securities and Exchange Commission. The unaudited pro forma condensed combined financial information does not purport to be indicative of the results of operations for future periods or the combined financial position or the operating results that would have occurred had the transaction occurred on the dates assumed. The actual operating results for OASIS have been consolidated with the Company's operating results for all periods subsequent to the acquisition date of March 30, 2005.

The  unaudited pro forma  condensed  combined  statement of operations  included
herein  does  not  reflect  any  potential  cost  savings  or  other   operating
efficiencies that could result from the transaction.

The pro forma condensed combined financial information included herein does not reflect any contingent consideration that may be paid to the former shareholders of OASIS in the future. The actual amount of future consideration, if any, will be recognized as an adjustment to goodwill in the period in which the contingency is resolved.

The allocation of the initial purchase price consideration paid by SMSC for OASIS to the assets acquired and liabilities assumed included in the unaudited pro forma condensed combined financial information is based upon preliminary estimates of the fair market values of the acquired assets and assumed liabilities. These estimates of fair market values may change upon completion of the Company's final valuation of the assets and liabilities of OASIS.

Under the provisions of Statements of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests. Intangible assets with finite lives are amortized over their estimated useful lives.

In accordance with the provisions of SFAS No. 142, the Company will not amortize goodwill and intangible assets with indefinite lives recorded in connection with the acquisition of OASIS, and will perform an annual impairment test of the goodwill and any indefinite lived intangible assets.

The historical financial information for OASIS included within Exhibit 99.1 of this report is presented in conformity with accounting principles generally accepted in Germany. The financial information for OASIS used within the unaudited pro forma condensed combined financial information presented herein has been prepared in accordance with accounting principles generally accepted in the United States of America.

The February 28, 2005 unaudited pro forma condensed combined balance sheet gives affect to the acquisition of OASIS by SMSC as if it had occurred effective February 28, 2005, by combining the Company's consolidated balance sheet as of February 28, 2005 with OASIS' unaudited consolidated balance sheet as of February 28, 2005.

The unaudited pro forma condensed combined statement of operations for the year ended February 28, 2005 gives affect to the acquisition of OASIS by SMSC as if it had occurred effective March 1, 2004, and includes the historical operating results of SMSC for the fiscal year ended February 28, 2005 and the historical operating results of OASIS for the year ended December 31, 2004. The Company's financial results are reported on the basis of a fiscal year ending February 28, and OASIS' financial results are reported on the basis of a calendar year ending December 31. These operating results for different fiscal year-end periods may be appropriately combined for pro forma purposes, since the fiscal year-end periods are within 93 days of each other, in accordance with Securities and Exchange Commission guidance contained within Regulation S-X.

This unaudited pro forma condensed combined financial information should be read in conjunction with the Company's audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended February 28, 2005 and the audited consolidated financial statements and notes thereto of OASIS included in this report.

               Standard Microsystems Corporation and Subsidiaries

              Unaudited Pro Forma Condensed Combined Balance Sheet
                             As of February 28, 2005
                                 (In thousands)


                                                                                 Pro Forma             Pro Forma
                                                      SMSC          OASIS       Adjustments             Combined
                                                      ----          -----       -----------           ------------

Assets

Current assets:
  Cash and cash equivalents                       $   116,126    $    24,146    $   (79,539)   (a)    $    60,733
  Short-term investments                               56,519            -              -                  56,519
  Accounts receivable, net                             23,788          6,168            -                  29,956
  Inventories                                          33,310         10,990          1,726    (c)         46,026
  Deferred income taxes                                17,701            -              -                  17,701
  Other current assets                                  4,295          1,175            -                   5,470
------------------------------------------------------------------------------------------------------------------

     Total current assets                             251,739         42,479        (77,813)              216,405
------------------------------------------------------------------------------------------------------------------

Property, plant and equipment, net                     22,630          2,664            -                  25,294
Goodwill                                               29,435            -           53,507    (h)         82,942
Intangible assets, net                                  3,584            896         47,945    (b)         52,425
Deferred income taxes                                   7,163            -           (7,163)   (f)            -
Other assets                                            4,708            -           (1,076)   (d)          3,632
------------------------------------------------------------------------------------------------------------------

                                                  $   319,259    $    46,039    $    15,400           $   380,698
==================================================================================================================

Liabilities and shareholders' equity

Current liabilities:
  Accounts payable                                $    15,995    $     2,242    $       -             $    18,237
  Deferred income on shipments to distributors          7,689            -              -                   7,689
  Accrued expenses, income taxes and other
  liabilities                                          13,400         10,019          2,277    (d)         25,696
------------------------------------------------------------------------------------------------------------------

     Total current liabilities                         37,084         12,261          2,277                51,622
------------------------------------------------------------------------------------------------------------------

Deferred income taxes                                     -              -           12,018 (b)(c)(f)      12,018
Other liabilities                                      12,326            -              -                  12,326

Shareholders' equity:
  Preferred stock                                         -              -              -                       -
  Common stock                                          2,053         13,254        (13,047) (a) (e)        2,260
  Additional paid-in capital                          187,854         16,376         19,200  (a) (e)      223,430
  Retained earnings                                   100,612          4,606         (5,506) (e) (g)       99,712
  Treasury stock, at cost                             (23,799)           -              -                 (23,799)
  Deferred stock-based compensation                    (1,925)           -              -                  (1,925)
  Accumulated other comprehensive income                5,054           (458)           458    (e)          5,054
------------------------------------------------------------------------------------------------------------------

     Total shareholders' equity                       269,849         33,778          1,105               304,732
------------------------------------------------------------------------------------------------------------------

                                                  $   319,259    $    46,039    $    15,400           $   380,698
==================================================================================================================

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

               Standard Microsystems Corporation and Subsidiaries

         Unaudited Pro Forma Condensed Combined Statement of Operations
                      For the Year Ended February 28, 2005
                      (In thousands, except per share data)


                                                                                 Pro Forma              Pro Forma
                                                      SMSC        OASIS *       Adjustments              Combined
                                                      ----        -------       -----------           -------------

Sales and Revenues                                $   208,815    $    50,370    $       -             $   259,185

Cost of goods sold                                    114,066         29,170          4,050   (i)         147,286
-------------------------------------------------------------------------------------------------------------------
Gross profit                                           94,749         21,200         (4,050)              111,899

Operating expenses (income):
  Research and development                             42,988          9,612            -                  52,600
  Selling, general and administrative                  48,759          8,881            (14)  (k)          57,626
  Amortization of intangible assets                     1,113            -            1,313   (i)           2,426
  Gains on real estate transactions                    (1,017)           -              -                  (1,017)
  Settlement charge                                     6,000            -              -                   6,000
-------------------------------------------------------------------------------------------------------------------

Income (loss) from operations                          (3,094)         2,707         (5,349)               (5,736)

Other income (expense):
  Interest income                                       2,532            398         (1,233)  (j)           1,697
  Interest expense                                       (134)           -              -                    (134)
  Other income (expense), net                              31            179            -                     210
-------------------------------------------------------------------------------------------------------------------

Income (loss) before income taxes
 and minority interest                                   (665)         3,284         (6,581)               (3,962)

Provision for (benefit from) income taxes              (2,267)         1,225         (2,152)               (3,194)

Net income (loss)                                 $     1,602    $     2,059    $    (4,430)          $      (769)
===================================================================================================================

Basic net income (loss) per share:                $      0.09                                         $     (0.04)
=================================================================                                     =============

Diluted net income (loss) per share:              $      0.08                                         $     (0.04)
=================================================================                                     =============

Shares Used in the Calculation of Net Income
  (Loss) Per Share:
    Basic                                              18,376                                              20,448
    Diluted                                            19,318                                              20,448

* Reflects OASIS' historical operating results for the year ended December 31, 2004.

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Standard Microsystems Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Combined Financial Information


1.   Summary of Transaction

On March 30, 2005, SMSC completed the acquisition of 100% of the outstanding capital stock of OASIS in a transaction accounted for as a purchase under accounting principles generally accepted in the United States of America. Under the purchase method of accounting, the total estimated purchase price is allocated to the net tangible and intangible assets acquired, based upon their fair values as of the completion of the acquisition.


2.   Consideration Paid, Assets Acquired and Liabilities Assumed

The following table sets forth the components of the purchase price (in millions):


     Cash paid                              $   79.5
     SMSC common stock issued                   35.8
     Estimated transaction costs                 3.4
     ------------------------------------------------

                                            $  118.7
     ================================================


The following table provides the estimated fair values of the assets acquired and liabilities assumed, based upon OASIS' February 28, 2005 balance sheet (in millions):


     Net current assets, including $24.1 million of cash and
     cash equivalents                                          $     31.9
     Net non-current liabilities, including deferred income
     taxes                                                          (15.9)
     Intangible assets                                               48.3
     Goodwill                                                        53.5
     In-process research and development                              0.9
     ---------------------------------------------------------------------

                                                               $    118.7
     =====================================================================


In accordance with the provisions of SFAS No. 141, OASIS' finished goods inventory has been valued at estimated selling prices less the costs of disposal and a reasonable profit allowance for the related selling effort; work in process inventory has been valued at estimated selling prices of the finished goods less costs to complete, costs of disposal, and a reasonable profit allowance for the completing and selling efforts; and raw materials have been valued at current replacement costs. These values initially exceed OASIS' historical cost by approximately $1.7 million. This value will be recorded as an increase to the carrying value of inventory, and then recorded as a component of cost of goods sold as the underlying inventory is sold. The unaudited pro forma condensed combined balance sheet reflects this inventory valuation, but to the extent that this inventory valuation exceeds historical cost, it has not been reflected in the unaudited pro forma condensed combined statement of operations as it is nonrecurring in nature.

The final determination of the purchase price allocation will be based upon the assets acquired and liabilities assumed as of the March 30, 2005 acquisition date, and will be completed as soon as practicable, but no later than one year from the acquisition date. The final amounts allocated to assets acquired and liabilities assumed could differ from the amounts presented in this unaudited pro forma condensed combined financial information.


3.   Intangible Assets

The amounts allocated to acquired identifiable intangible assets consists of the following (in millions):


     Existing technologies          $      32.4
     Customer relationships                10.5
     Trademark                              5.4
     -------------------------------------------

                                    $      48.3
     ===========================================


The estimated fair value attributed to existing technologies was determined based upon a discounted forecast of the estimated net future cash flows to be generated from the technologies using a discount rate of 25%. The estimated fair value of existing technologies will be amortized over a period of 8 years on a straight-line basis, which approximates the pattern in which the economic benefits of the existing technologies are expected to be realized.

The estimated fair value attributed to customer relationships was determined based on a discounted forecast of the estimated net future cash flows to be generated from the relationships discounted at a rate of 23%. The estimated fair value of the customer relationships will be amortized over a period of 8 years on a straight-line basis, which approximates the pattern in which the economic benefits of the customer relationships are expected to be realized.

OASIS owns the MOST trademark, which is an acronym for Media Oriented Systems Transport, the core of its automotive infotainment technology. The estimated fair value attributed to this trademark was determined by calculating the present value of the royalty savings related to the trademark using an assumed royalty rate of 1.5% and a discount rate of 23%. This trademark has an indefinite life and will therefore not be amortized, and will be subject to an impairment test on an annual basis, or when an event or circumstance occurs indicating a possible impairment in value.

Goodwill represents the excess of the purchase price over the fair values of the net tangible and intangible assets. In accordance with SFAS No. 142, goodwill is not amortized but will be tested for impairment at least annually.


4.   In-Process Research and Development

The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the closing date of the acquisition, have not reached technological feasibility and have no alternative future use. These projects primarily are focused on deployment of certain technology into consumer applications. The estimated fair value of in-process research and development will be recorded as an expense in the Company's fiscal quarter ended May 31, 2005. The unaudited pro forma condensed combined balance sheet gives effect to this charge as if it had been incurred as of March 1, 2004, but the effect of this in-process research and development has not been reflected in the unaudited pro forma condensed combined statement of operations as it is nonrecurring in nature.


5.   Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

Unaudited Pro Forma Condensed Combined Balance Sheet:

(a) To reflect the cash payments of $79.5 million and issuance of common stock valued at $35.8 million ($0.2 million of common stock and $35.6 million of additional paid-in capital), to the former shareholders of OASIS.

(b) To reflect the preliminary $48.3 million fair value of the acquired identifiable intangible assets of OASIS, less certain historical OASIS intangible assets of $0.4 million, and $19.2 million of related deferred income taxes.

(c) To reflect a preliminary $1.7 million fair value adjustment for the acquired inventory of OASIS, and $0.5 million of related deferred income taxes.

(d) To reflect estimated direct costs of $3.3 million related to the acquisition of OASIS, $1.1 million of which were accrued by SMSC at February 28, 2005.

(e) To eliminate OASIS' $33.8 million of historical shareholder's equity.

(f) To reflect a $0.6 million tax credit carryforward not reflected in OASIS historical financial statements, and to reclassify deferred income taxes.

(g) To reflect the $0.9 million preliminary fair value for in-process research and development related to the acquisition of OASIS. This expense is directly attributable to the acquisition and will not have a continuing impact on the Company's operating results, and therefore, it is not reflected as an expense in the pro forma condensed combined statement of operations.

(h) To reflect the preliminary $53.5 million fair value of goodwill.


Unaudited Pro Forma Condensed Combined Statement of Operations:

(i) To  reflect   amortization  expense  related  to the  acquired  identifiable finite-lived intangible assets, calculated over estimated useful lives of 8 years, on a straight-line basis.

(j) To reduce interest income by $1.2 million for fiscal 2005, as if the $79.5 million cash payment related to the acquisition of OASIS had occurred on March 1, 2004. An interest rate of 1.55% and an effective income tax rate of 6% was used in this pro forma adjustment. The majority of the Company's interest income in fiscal 2005 was tax-exempt, resulting in the unusually low effective income tax rate used in this adjustment.

(k) To eliminate amortization expense related to certain of OASIS' historical intangible assets.


In addition, pro forma net income (loss) per share for the year ended February 28, 2005 has been adjusted to reflect the issuance of 2,072,000 shares of SMSC common stock related to this transaction, and assumes that such shares were outstanding from March 1, 2004.